EXHIBIT 4.32

PPL ENERGY SUPPLY, LLC,
Issuer
TO
THE BANK OF NEW YORK,
Trustee

Supplemental Indenture No.
Dated as of
Supplemental to the Subordinated Indenture
dated as of
Establishing a series of Securities designated
                    % Subordinated Debentures, Series
limited in aggregate principal amount to $

          SUPPLEMENTAL INDENTURE No.                     , dated as of                                                               between PPL ENERGY SUPPLY, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (herein called the “Trustee”), under the Subordinated Indenture dated as of                      (hereinafter called the “Original Indenture”), this Supplemental Indenture No.                      being supplemental thereto. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter sometimes collectively called the “Indenture.”
Recitals of the Company
          The Original Indenture was authorized, executed and delivered by the Company to provide for the issuance by the Company from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein.
          As contemplated by Sections 301 and 1201(f) of the Original Indenture, the Company wishes to establish a series of Securities to be designated “                    % Subordinated Debentures, Series                     ” to be limited in aggregate principal amount (except as contemplated in Section 301(b) and the last paragraph of Section 301 of the Original Indenture) to $                                        , such series of Securities to be hereinafter sometimes called “Series No.                     .”
          The Company has duly authorized the execution and delivery of this Supplemental Indenture No.                      to establish the Securities of Series No.                      and has duly authorized the issuance of such Securities; and all acts necessary to make this Supplemental Indenture No.                      a valid agreement of the Company and to make the Securities of Series No.                      valid obligations of the Company have been performed.
          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE No.                      WITNESSETH:
          For and in consideration of the premises and of the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of Series No.                     , as follows:
ARTICLE ONE
                     Series of Securities
          Section 1. There is hereby created a series of Securities designated “                    % Subordinated Debentures, Series                     ” and limited in aggregate principal amount (except as contemplated in Section 301(b) and the last paragraph of Section 301 of the Original Indenture) to $                                        . The form and terms of the Securities of Series No.                      shall be established in an Officer’s Certificate of the Company, as contemplated by Section 301 of the Original Indenture.

          Section 2. The Company hereby agrees that, if the Company shall make any deposit of money and/or Eligible Obligations with respect to any Securities of Series No.                     , or any portion of the principal amount thereof, as contemplated by Section 701 of the Original Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:
     (A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of such Securities, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Securities or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall arise only upon the delivery to the Company by the Trustee of a notice asserting the deficiency and showing the calculation thereof and shall continue only until the Company shall have delivered to the Trustee an opinion of an independent public accountant of nationally recognized standing to the effect that no such deficiency exists and showing the calculation of the sufficiency of the deposits then held by the Trustee; or
     (B) an Opinion of Counsel to the effect that the Holders of such Securities, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.
          Section 3. So long as any Securities of Series No.                      shall remain Outstanding, for purposes of Section 1101(a) of the Indenture, “corporation” shall be deemed to refer to a corporation or limited liability company. For all other purposes, the definition of “corporation” in Section 101 of the Original Indenture shall govern.
          Section 4. [Additional covenants and other provisions]
ARTICLE TWO
Miscellaneous Provisions
          Section 1. This Supplemental Indenture No.                      is a supplement to the Original Indenture. As supplemented by this Supplemental Indenture No.                     , the Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Supplemental Indenture No.                      shall together constitute one and the same instrument.

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          Section 2. The recitals contained in this Supplemental Indenture No.                      shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture No.                     .
          Section 3. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. ___to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the day and year first written above.

PPL ENERGY SUPPLY, LLC
By:
Name:
Title:

[SEAL]
ATTEST:

THE BANK OF NEW YORK, as Trustee
By:
Name:
Title:

[SEAL]
ATTEST:

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